UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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General Electric Company

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GE’s 2018 Proxy – 10 Key Highlights

Election of Directors and Governance

1.

Reducing Board size to 12 directors … significant reduction (down from 18 in 2017) announced in November 2017 in response to self-evaluation, review of peer companies and in response to investor feedback. Intended to promote greater discussion and enhance accountability

For more information, see “How We Assess Board Size” on page 15

2.	Adding four new independent directors since 2017, including directors with extensive investor, industry and accounting expertise

●	Larry Culp, former CEO of Danaher, has a strong background in strategic capital allocation in the industrial manufacturing industry;
●	Ed Garden, Chief Investment Officer and Co-Founder, Trian Fund Management, L.P., brings a fresh investor perspective and capital allocation expertise;
●	Tom Horton, former Chairman, CEO and CFO of American Airlines and former CFO of AT&T, brings deep aviation industry expertise and financial acumen; and
●	Leslie Seidman, former Chairman of the Financial Accounting Standards Board, brings accounting and financial reporting expertise

For more information, see “Election of Directors” on page 10

3.

Board will enhance its cognitive diversity going forward by interviewing female and ethnically diverse candidates for all future vacancies, beginning with the retirement of lead director Jack Brennan in 2019

For more information, see “How We Are Changing the Board” on page 14

4.

Adding a Finance and Capital Allocation Committee, comprised solely of independent directors, to enhance Board oversight of major capital allocation decisions, including portfolio changes, mergers & acquisitions activity, investments, buybacks and dividend strategy

For more information on the Board’s activity over the past year, see the lead director’s letter to shareowners on page 1 and “Board Operations” on page 17

Say on Pay … Compensation Decisions for 2017

5.	Holding management accountable for performance

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Bonus pool down to 24% in 2017 from 80% in 2016 … overall company bonus pool funded at 24%, based on meeting one of the company’s five financial goals and 35% achievement of the company’s strategic goals … individual business pools range from 0-43%

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No individual bonuses for named executives except Joyce, including current and former CEOs and CFOs and Corporate Vice Chairs for 2017 … only David Joyce, Vice Chair and CEO, Aviation, received a bonus for strong business performance

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Performance share units (PSUs) cancelled … PSUs issued in 2015 that had a 3-year performance period were cancelled by the Compensation Committee even though there otherwise would have been a 25% payout based on performance

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Significant changes to CEO pay structure … including much less emphasis on cash (e.g., lower salary and target bonus amount, changing long-term performance award (LTPA) to pay out in equity), greater emphasis on stock (to be paid out in mix of PSUs and stock options, with significant weighting toward PSUs) … still required to hold 10X salary in GE stock (5 years to meet holding requirement)

●	Fresh perspectives on Compensation Committee, consisting of all new members since last annual meeting, other than chair Mr. Brennan
●	Significant management changes with appointment of new CEO, CFO, business leaders (Power, Healthcare, Transportation, Capital) and functional leaders (Legal and HR) in the past year

For more information, see “Compensation” on page 5, “2017 Annual Bonuses” on page 30 and “Compensation Actions for 2017” on page 34

6.	CEO year-over-year compensation analysis

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SEC total compensation down 62% for former CEO Jeff Immelt … total SEC pay down to $8.1 million from $21.3 million (down to $5.0 million excluding change in pension value) … driven by no equity awards or bonus and expectation that LTPA will not pay out in 2019

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SEC total compensation of $9.0 million for CEO John Flannery … or $5.8 million excluding change in pension value … consisting of $1.7 million in salary, $2.0 million value of stock option grant from September 2017 and $1.9 million of other compensation, largely due to two relocations

For more information, see “Aligning CEO Pay with Investors” on page 34 and “Summary Compensation” on page 37

Compensation Plan Changes for 2018

7.	Simplifying incentive plan structure, reducing number and overlap of metrics, and increasing focus on equity

●	Eliminating the LTPA, which generally paid out in cash and was based on five operating metrics, after completion of the current performance cycle in 2018 … currently do not expect payout
●	Reducing number of metrics under the annual bonus plan … Corporate bonus pool funding to focus on two metrics – an earnings metric and a cash metric
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Business pool bonus funding for each business tied to its performance … improving accountability and link between pay and performance by tying bonus pool funding for business executives to performance of their business (rather than overall GE performance)

●	Deferring salary increases … salary review cycle for officers increased from 18 to 24 months
●	Increasing equity awards as a percentage of overall pay to offset lower cash, and generally shifting toward PSUs and RSUs for broader segment of executive population
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2018 PSU awards tied to relative performance … to be paid out based on GE’s total shareholder return (TSR) versus the S&P 500 over a three-year performance period … plus, shares earned subject to one-year holding period post vesting. TSR metric permits flexibility in light of ongoing GE portfolio review … committee expects to reintroduce operating metrics in the future

	Threshold	Target	Maximum
GE TSR vs. S&P 500	35th percentile	55th percentile	80th percentile
% of PSUs earned	25%	100%	175%

For more information, see “Change to Our Compensation Plans for 2018” on page 29

Approval of GE International Employee Stock Purchase Plan

8.	Requesting shareowner approval for the GE International Employee Stock Purchase Plan

●	Broad-based program that allows international employees below the executive officer level to use up to 10% of their pay to purchase GE stock, with a 15% match by GE … originally approved in 2002
●	Enhances alignment with shareowners and is minimally dilutive … less than 1% total dilution projected over 10 years, with recent participation by over 20,000 employees

For more information, see “Overview of the GE International Employee Stock Purchase Plan” on page 55

Shareowner Proposals

9.	The Board has thoroughly considered but recommends against each of the shareowner proposals

Proposal	What the proposal asks for	Why the board recommends a vote against the proposal
Independent Chair	Require board chair to be independent at the next CEO transition	The Board conducted a thorough review at the time of the recent CEO transition, and GE continues to believe that our present leadership structure is the most effective for GE, and that the individuals in the role are more important than a prescriptive policy
Cumulative Voting	Allow shareowners to aggregate their shares & vote all for one or more nominees	Directors should be elected & accountable to all shareowners, not special interests
Deduct Impact of Stock Buybacks from Executive Compensation	Do not use earnings per share or financial ratios in setting executive pay targets unless the impact of stock buybacks is excluded	GE’s Compensation Committee should not be restricted from setting performance goals that reflect the company’s capital allocation strategy; buybacks had no impact on compensation for 2017
Lobbying Report	Provide annual report on GE’s direct and indirect lobbying activity	GE already provides comprehensive disclosure of its political & lobbying activities and believes that further disclosure is unnecessary
Buyback Report	Prepare and mail to shareowners attending the 2018 annual meeting in person, and upon request, a report on GE’s buyback activity from 2008–2017, including rationale for repurchase programs and metrics on administration	GE already discloses details on its buybacks and strategy in its quarterly and annual SEC filings, and preparing and mailing an additional hard copy report is inefficient and unnecessary
Written Consent	Allow shareholders to act by written consent	GE already has a low threshold (10%) for calling special meetings, proxy access, and active investor outreach program, making action by written consent unnecessary

For more information, see “Shareowner Proposals” on page 60

Disclosure Enhancements

10.	Integrated reporting

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Published our third annual integrated summary report, which concisely links the most critical information from our annual report, proxy statement and sustainability website in a user-friendly, graphic-rich format (download the integrated report at www.ge.com/ar2017/integrated-report) … this year’s report features an expanded summary of our sustainability practices